Exhibit 99.1

Blackboard Inc.
Summary of Unaudited Quarterly Revenues

(in millions)

	FY2002				FY2003				FY2004
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Recurring ratable revenues	$8.3	$9.1	$10.6	$11.8	$13.1	$13.7	$15.7	$15.8	$16.8	$17.7
Non-recurring ratable revenues	5.0	4.6	4.9	4.9	4.4	5.4	5.5	4.9	4.9	4.7
Other revenues	1.6	2.8	3.8	2.5	2.7	3.6	4.4	3.3	3.5	4.0

Total Revenues	$14.9	$16.5	$19.3	$19.2	$20.2	$22.7	$25.6	$24.0	$25.2	$26.4

     The table above provides the unaudited quarterly detail of the three revenue categories of the Company for the periods presented: recurring ratable revenues, non-recurring revenues and other revenues. These categories are defined as follows:

•	Recurring ratable revenues include those product revenues that are recognized ratably over the contract term, which is typically one year, and that recur each year assuming clients renew their contracts. These revenues include revenues from the licensing of all of our software products and from our hosting arrangements.

•	Non-recurring ratable revenues include those product revenues that are recognized ratably over the term of the contract, which is typically one year, but that do not contractually recur. These revenues include the hardware components of our Blackboard Transaction System products, with and without our embedded software, and third-party hardware and software sold to our clients in conjunction with our software licenses.

•	Other revenues include those product revenues that are recognized as earned and are not deferred to future periods. These revenues include professional services revenues, Blackboard One sales, Blackboard Transaction System supplies and commissions we earn from publishers related to digital course supplement downloads. Each of these individual revenue streams has historically been insignificant.